EXHIBIT 3.1

Amendment to the Restated Bylaws of Cathay General Bancorp

1.

Article II, Section 8, is hereby amended and restated to read as follows:

“SECTION 8. Voting.

(a)                Unless otherwise provided by applicable law, by the Restated Certificate of Incorporation, or in any resolution or resolutions of the Board of Directors providing for the issuance of a class or series of preferred stock or special stock of the Corporation, each holder of stock having voting power shall be entitled to one vote for each share of such stock held by such stockholder.

(b)               Except as set forth below, election of directors at all meetings of the stockholders at which directors are to be elected shall be by ballot, and, subject to the rights of the holders of any class or series of preferred stock or special stock of the Corporation to elect directors under specified circumstances, the vote required for election of a director at any meeting at which a quorum is present shall be that the number of votes cast “for” the director’s election exceeds the number of votes cast “against” or “withheld” from that director’s election, with “abstentions” and “broker non-votes” (or other shares of stock of the corporation similarly not entitled to vote on such election) not counted as votes cast either “for,” “against” or “withheld” from that director’s election. Notwithstanding the foregoing, in the event of a “contested election” of directors, directors shall be elected by the vote of a plurality of the votes cast at any meeting for the election of directors at which a quorum is present. For purposes of this Section 8, a “contested election” shall mean any election of directors in which the number of candidates for election as directors exceeds the number of directors to be elected, with the determination thereof being made by the Secretary as of the close of the applicable notice of nomination period set forth in Section 3(b) of Article III of these Bylaws or under applicable law, based on whether one or more notice(s) of nomination were timely filed in accordance with Section 3(b) of Article III of these Bylaws; provided, however, that the determination that an election is a “contested election” shall be determinative only as to the timeliness of a notice of nomination and not otherwise as to its validity. If, prior to the time the Corporation mails its initial proxy statement in connection with such election of directors, one or more notices of nomination are withdrawn such that the number of candidates for election as director no longer exceeds the number of directors to be elected, the election shall not be considered a contested election, but in all other cases, once an election is determined to be a contested election, directors shall be elected by the vote of a plurality of the votes cast.

EXHIBIT 3.1

(c)                If a nominee for director who is an incumbent director fails to receive the requisite vote in an uncontested election, the director shall promptly tender to the Board of Directors his or her offer to resign from the Board of Directors. The Nomination and Governance Committee of the Board of Directors shall make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors shall act on the tendered resignation, taking into account the Nomination and Governance Committee’s recommendation, and all factors the Board of Directors deems relevant to the best interests of the Corporation. If the Board of Directors decides to reject the offer to resign, it shall publicly disclose (by a press release, a filing with the Securities and Exchange Commission, or other broadly disseminated means of communication) the rationale behind its decision within 90 days after the date of the certification of the election results. The director who tenders his or her resignation shall not participate in the recommendation of the Nomination and Governance Committee or the decision of the Board of Directors with respect to his or her resignation. If such incumbent director’s resignation is not accepted by the Board of Directors, such director shall continue to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified. If a director’s offer to resign is accepted by the Board of Directors pursuant to this Section 8(c), or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Section 4 of Article III of these Bylaws or may decrease the size of the Board of Directors pursuant to the provisions of Section 2 of Article III of these Bylaws.

(d)               All matters other than the election of directors shall, unless otherwise provided by law, the Restated Certificate of Incorporation or these Bylaws be decided by the vote of the holders of shares of stock having a majority of the votes which could be cast by the holders of all shares of stock entitled to vote thereon which are present in person or represented by proxy at the meeting.”

2.	The fifth sentence of Article III, Section 3(b) is hereby amended (i) to replace the word “and” after the word “notice” in clause (i)(c) with a comma; and (ii) to add the following language after the word “Commission” in clause (i)(d):

“and (e) the representation and agreement of such person that he or she will abide by the requirements of Section 8 of Article II of these Bylaws”.